FORM 3




                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
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1.  Name and Address of Reporting Person / 2.  Date of Event Requiring    / 4. Issuer Name and Ticker or Trading Symbol
                                         /     Statement (Month/Day/Year) /
                                         /                                /    AREMISSOFT CORPORATION ("AREM")
  LATZKE,        DAVID                   /             07/31/01           /
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   (Last)       (First)       (Middle)   / 3.  IRS or Social Security     / 5. Relationship of Reporting  / 6. If Amendment,
                                         /     Number of Reporting Person /    to Issuer                  /    Date of Original
C/O AREMISSOFT CORPORATION               /     (Voluntary)                /    (Check all applicable)     /    (Month/Day/Year)
216 HADDON AVENUE, SUITE 607             /                                /    -- Director  --- 10% Owner /
---------------------------------------- /                                /    XX Officer   --- Other     / ------------------------
        (Street)                         /                                /    (give title(Specify below) / 7. Individual or
                                         /                                /     below)                    /    Joint/Group
                                         /                                /                               /    Filing (Check
                                         /                                /     Chief Financial Officer   /    applicable line)
                                         /                                /                               /    X Form filed by One
                                         /                                /                               /      Reporting Person
                                         /                                /                               /    _ Form filed by More
                                         /                                /                               /      than One Reporting
WESTMONT,          NEW JERSEY    08108   /                                /                               /      Person
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(City)              (State)     (Zip)    /
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                                    Table 1 - Non-Derivative Securities Beneficially Owned
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1.  Title of Security (Instr. 4)         / 2. Amount of Securities        / 3. Ownership Form:  Direct (D)/ 4. Nature of Indirect
                                         /    Beneficially Owned          /    Indirect (I) (Instr. 5)    /    Beneficial Ownership
                                         /    (Instr. 4)                  /                               /    (Instr. 5)
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          Common Stock                              2,000                                 D                         N/A

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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly. (Over)


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Table  II  -  Derivative  Securities  Beneficially  Owned  (e.g.,  puts,  calls, warrants, options, convertible securities)


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1.  Title of     2. Date Exercisable    3. Title and Amount   4. Conversion or    5.  Ownership Form of    6. Nature of Indirect
    Derivative      and Expiration         of Securities         Exercise Price       Derivative Security:    Beneficial Ownership
    Security        (Month/Day/Year)       Underlying            Derivative           Direct (D) or           (Instr. 5)
    (Instr. 4)                             Derivative            Security             Indirect (I)
                                           Security                                   (Instr. 5)
                                           (Instr. 4)
                 -------------------------------------------
                                                    Amount or
                    Date     Expiration             Number of
                 Exercisable    Date      Title      Shares
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Options to
Purchase                                  Common
Common Stock      4/30/01     1/23/06     Stock        1,953        $23.03                  D                    N/A

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Options to
Purchase                                  Common
Common Stock      4/30/01      1/1/07     Stock        1,628        $33.01                  D                    N/A

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Options to
Purchase                                  Common
Common Stock      4/30/01      1/8/08     Stock          610        $15.74                  D                    N/A

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Options to
Purchase                                  Common
Common Stock      4/30/01     10/9/08     Stock        9,158        $14.97                  D                    N/A

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Options to
Purchase                                  Common
Common Stock      4/30/01     1/17/10     Stock        3,256        $34.55                  D                    N/A

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Options to
Purchase                                  Common
Common Stock      4/30/01     12/29/10    Stock        4,884        $ 7.68                  D                    N/A

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Options to
Purchase                                  Common
Common Stock        (1)       5/21/06     Stock       50,000        $11.98                  D                    N/A

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Explanation of Responses:

(1) 16,666 vests on 05/21/02
    16,666 vests on 05/21/03
    16,668 vests on 05/21/04




**Intentional  misstatements or omissions of facts  constitute  Federal Criminal   /s/ DAVID LATZKE                    Aug. 8, 2001
Violations.   See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).                      -------------------------------    -------------
                                                                                       David Latzke
                                                                                    **Signature of Reporting Person       Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure. Page 2
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